SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(818) 597-7552
Fax (818) 597-7551

December 16, 2013

GenSpera, Inc.

2511 N. Loop 1604 W, Suite 204

San Antonio, TX 78258

Ladies and Gentlemen:

We have acted as counsel to GenSpera, Inc., a Delaware corporation (the “ Company ”) in connection with the Registration Statement on Form S-1 (the “ Registration Statement ”) filed by the Company with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “ Securities Act ”), for the registration of the resale of up to 5,559,874 shares of Common Stock, $0.0001 par value per share (the “ Shares ”), as described in the Registration Statement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Based upon and subject to the foregoing, we are of the opinion that the Shares underlying warrants, when issued pursuant to the terms of the warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Silvestre Law Group, P.C.

Silvestre Law Group, P.C.